Exhibit 99.1

APRICUS BIOSCIENCES COMPLETES ACQUISITION
OF TOPOTARGET USA, INC.

—- To Rename the Newly Acquired Company, Apricus Pharmaceuticals USA, Inc.

SAN DIEGO, CA, December 29, 2011 – Apricus Biosciences, Inc. (“Apricus Bio”) (Nasdaq: APRI) (http://www.apricusbio.com) announced today the closing of its acquisition of Topotarget USA, Inc., a subsidiary of Topotarget A/S, a Danish company listed on the Copenhagen exchange.

Pursuant to the closing, Topotarget USA, Inc., based in Rockaway, New Jersey will become a wholly-owned subsidiary of Apricus Bio.  The Company also announced that it will change the name of Topotarget USA, Inc. to Apricus Pharmaceuticals USA, Inc. (“Apricus Pharma”).

"We are extremely pleased with the acquisition of Totect®, a valuable product for the treatment of anthracycline extravasation, the leakage of chemotherapy into the tissue of cancer patients,” said Dr. Bassam Damaj, Chairman, President and CEO of Apricus Bio.  “We are looking forward to expanding the territory of Totect® to Canada and Latin America in addition to acquiring additional products in the U.S. and abroad to expand the breadth of our oncology and related product portfolio for Apricus Pharma.  Combined with Vitaros® and other products based on our NexACT® technology portfolio, we are looking to expand the breadth of our group product offerings internationally and increase our worldwide product revenue.”

About Totect® and the Anthracycline Extravasation Market
Totect® or Dexrazoxane HCl is used to treat anthracycline extravasation, which is the leaking of chemotherapy from the veins of cancer patients into tissues and other areas of the body.  Anthracyclines are among the most used chemotherapy drugs to treat cancer. There are over 500,000 anthracycline infusions in the U.S. every year and if an extravasation that occurs following an anthracycline infusion is left untreated, patients with this condition may risk serious infection, tissue necrosis, or in some cases death. It is estimated that in the U.S., there are approximately 3,500 cancer centers that provide chemotherapy treatments where anthracyclines are administered.  Totect® has been on the market in the U.S. since 2007.  More information on Totect® can be found on www.totect.com.

About Apricus Biosciences, Inc.
Apricus Bio is a San Diego-based, revenue-generating, specialty pharmaceutical company, with commercial products and a broad pipeline across numerous therapeutic classes.

Revenues and growth are driven from the sales of the Company's commercial products through its Apricus Pharmaceuticals USA, Inc. and NexMed (USA), Inc. subsidiaries and through out-licensing in certain territories of its product pipeline and NexACT® technology. Apricus Bio’s current pipeline includes Vitaros®, approved in Canada for the treatment of erectile dysfunction, Totect®, the only drug approved in the U.S. for the treatment of anthracycline extravasation, as well as compounds in development from pre-clinical through pre-registration, currently focused on Sexual Dysfunction, Oncology, Dermatology, Autoimmune, Pain, Anti-Infectives, Diabetes and Consumer Healthcare.

The Company also expects to develop and/or acquire and then bring to market additional pharmaceutical products in areas of care that will benefit patient needs worldwide.

For further information on Apricus Bio, visit http://www.apricusbio.com, and for information on its subsidiary please visit http://www.nexmedusa.com. You can also receive information at http://twitter.com/apricusbio and http://facebook.com/apricusbio.

Apricus Bio's Forward-Looking Statement Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended:  with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to receive issued patents on its NexACT® technology and products, develop such patented technology into product candidates, have its Rx Division products and product candidates such as Vitaros® approved by relevant regulatory authorities and its Consumer Healthcare Division products either approved or cleared by relevant regulatory authorities or be in compliance with appropriate regulatory requirements, to successfully manufacture and commercialize such Rx Division products as Totect® for the treatment of anthracycline extravasation and Vitaros® in the U.S., Canada, and in other countries along with its Consumer Healthcare Division products and product candidates and to achieve its other development, commercialization and financial goals.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contacts:

Apricus Biosciences, Inc.
Edward Cox, V.P.
Corporate Development & Investor Relations, Apricus Bio, Inc.
(858) 848-4249
ecox@apricusbio.com

Apricus Bio Investor Relations
Paula Schwartz
Rx Communications Group, LLC
(917) 322-2216
pschwartz@rxir.com